Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of OCZ Technology Group, Inc. of our report dated October 7, 2013 relating to the consolidated financial statements of OCZ Technology Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the 2012 and 2011 consolidated financial statements to correct misstatements and an explanatory paragraph regarding matters that raise substantial doubt about OCZ Technology Group, Inc.’s ability to continue as a going concern), and our report dated the same date relative to the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of OCZ Technology Group, Inc.’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 28, 2013.

/s/ Crowe Horwath LLP

Sacramento, California

October 15, 2013